UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2022

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103

(Zip Code)

(918) 588-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value of $0.01	OKE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

New Credit Agreement

On June 10, 2022 (the “Closing Date”), ONEOK, Inc. (“ONEOK,” “we,” “us” or “our”), as borrower, entered into an amended and restated credit agreement (the “New Credit Agreement”) with Citibank, N.A., as administrative agent (in such capacity, the “Agent”), a swing line lender, a letter of credit issuer and a lender, and the other lenders, swing line lenders and letter of credit issuers parties thereto (the “Lenders”), pursuant to which the lenders thereunder agreed to make loans and made other extensions of credit to ONEOK thereunder.

Pursuant to the New Credit Agreement, the Lenders have provided to ONEOK a $2.5 billion revolving unsecured credit facility, which includes a $100 million letter of credit subfacility and a $200 million swing line subfacility.

Under the terms of the New Credit Agreement, we will be able to request an increase in the commitments of up to an additional $1.0 billion upon satisfaction of customary conditions, including receipt of commitments from either new lenders or increased commitments from existing lenders.

Proceeds from borrowings under the New Credit Agreement may be used to provide liquidity for working capital, capital expenditures, acquisitions, mergers, issuance of letters of credit and for other general corporate purposes.

The New Credit Agreement contains various customary conditions to borrowing, and customary affirmative, negative and financial ratio maintenance covenants. The New Credit Agreement also contains various customary events of default, the occurrence of which could result in a termination of the Lenders’ commitments and the acceleration of all of our obligations thereunder.

The New Credit Agreement will mature in five years after the Closing Date. We will be able extend the maturity date, subject to the lenders’ consent, by one year up to two times.

The foregoing description of the New Credit Agreement is not complete and is in all respects subject to the actual provisions thereof, a copy of which has been filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by reference herein.

New Credit Agreement Guarantees

On June 10, 2022, ONEOK Partners, L.P., a Delaware limited partnership (“ONEOK Partners”), and ONEOK Partners Intermediate Limited Partnership, a Delaware limited partnership and wholly owned subsidiary of ONEOK Partners (“Intermediate Partnership”), entered into an amended and restated guaranty agreement (the “New Credit Agreement Guaranty”) guaranteeing the obligations of ONEOK under the New Credit Agreement. Under the New Credit Agreement Guaranty, ONEOK Partners and Intermediate Partnership will be jointly and severally liable for ONEOK’s obligations under the New Credit Agreement. Any such liabilities will be senior unsecured obligations of ONEOK Partners and Intermediate Partnership and will rank equally in right of payment with all existing and future senior unsecured indebtedness of ONEOK Partners and Intermediate Partnership.

The foregoing description of the New Credit Agreement Guaranty is not complete and is in all respects subject to the actual provisions of the New Credit Agreement Guaranty, a copy of which has been filed as Exhibit 10.2 to this Current Report on Form 8-K and which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included under Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated June 10, 2022, by and among ONEOK, Inc., as borrower, Citibank, N.A., as administrative agent, a swing line lender, a letter of credit issuer and a lender, and the other lenders, swing line lenders and letter of credit issuers parties thereto.

10.2	Amended and Restated Guaranty Agreement, dated June 10, 2022, by and between ONEOK Partners, L.P. and ONEOK Partners Intermediate Limited Partnership, in favor of Citibank, N.A.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document and contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date: June 13, 2022	By:	/s/ Walter S. Hulse III
Walter S. Hulse III
Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development